SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                   (13d-102)

            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                          (Amendment No. __________)(1)


                          ALTAIR NANOTECHNOLOGIES INC.
          ------------------------------------------------------------
                                (Name of Issuer)


                      Common Stock, no par value per share
          ------------------------------------------------------------
                         (Title of Class of Securities)


                                   021373105
          ------------------------------------------------------------
                                 (CUSIP Number)


                                October 9, 2002
          ------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)
         [x]      Rule 13d-1(c)
         [_]      Rule 13d-1(d)


(1) The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                      13G

------------------------------------------ -------------------------------------------------------- --------------------------------
CUSIP NO. 021373105                                                                                 Page 2 of 8 Pages
------------------------------------------ -------------------------------------------------------- --------------------------------


--------- --------------------------------------------------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Cranshire Capital, L.P.

--------- --------------------------------------------------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                            (a) [x]

                                                                                                                       (b) [_]

--------- --------------------------------------------------------------------------------------------------------------------------
 3        SEC USE ONLY



--------- --------------------------------------------------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois limited partnership
          U.S.A.
------------------------------------ ------- ---------------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER
             NUMBER OF
              SHARES                         -0-
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
------------------------------------ ------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER

                 1,628,910 shares of Common Stock (See Item 4)

------------------------------------ ------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                             -0-

------------------------------------ ------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                 1,628,910 shares of Common Stock (See Item 4)

--------- --------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,628,910 shares of Common Stock (See Item 4)

--------- --------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                            [_]

          Not Applicable

--------- --------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.20% (See Item 4)

--------- --------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          PN

--------- --------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                                  2


------------------------------------------ -------------------------------------------------------- --------------------------------
CUSIP NO. 021373105                                                                                 Page 3 of 8 Pages
------------------------------------------ -------------------------------------------------------- --------------------------------


--------- --------------------------------------------------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Downsview Capital, Inc.

--------- --------------------------------------------------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                            (a) [x]

                                                                                                                       (b) [_]

--------- --------------------------------------------------------------------------------------------------------------------------
 3        SEC USE ONLY



--------- --------------------------------------------------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois corporation
          U.S.A.
------------------------------------ ------- ---------------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER
             NUMBER OF
              SHARES                         -0-
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
------------------------------------ ------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER

                 1,628,910 shares of Common Stock (See Item 4)

------------------------------------ ------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                             -0-

------------------------------------ ------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                 1,628,910 shares of Common Stock (See Item 4)

--------- --------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,628,910 shares of Common Stock (See Item 4)

--------- --------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                            [_]

          Not Applicable

--------- --------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.20% (See Item 4)

--------- --------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          CO

--------- --------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                                  3


------------------------------------------ -------------------------------------------------------- --------------------------------
CUSIP NO. 021373105                                                                                 Page 4 of 8 Pages
------------------------------------------ -------------------------------------------------------- --------------------------------


--------- --------------------------------------------------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Mitchell P. Kopin

--------- --------------------------------------------------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                            (a) [x]

                                                                                                                       (b) [_]

--------- --------------------------------------------------------------------------------------------------------------------------
 3        SEC USE ONLY



--------- --------------------------------------------------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S. Citizen
------------------------------------ ------- ---------------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER
             NUMBER OF
              SHARES                         -0-
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
------------------------------------ ------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER

                 1,628,910 shares of Common Stock (See Item 4)

------------------------------------ ------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                             -0-

------------------------------------ ------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                 1,628,910 shares of Common Stock (See Item 4)

--------- --------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,628,910 shares of Common Stock (See Item 4)

--------- --------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                            [_]

          Not Applicable

--------- --------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.20% (See Item 4)

--------- --------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN

--------- --------------------------------------------------------------------------------------------------------------------------


                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:

                  Altair Nanotechnologies Inc. (the "Company")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  1725 Sheridan Avenue, Suite 140, Cody, Wyoming 82414

Item 2(a).        Name of Person Filing
Item 2(b).        Address of Principal Business Office or, if None, Residence
Item 2(c).        Citizenship

                  Cranshire Capital, L.P.
                  666 Dundee Road, Suite 1901
                  Northbrook, IL 60062
                  Illinois limited partnership

                  Downsview Capital, Inc.
                  666 Dundee Road, Suite 1901
                  Northbrook, IL 60062
                  Illinois corporation

                  Mitchell P. Kopin
                  666 Dundee Road, Suite 1901
                  Northbrook, IL 60062
                  U.S. Citizen

Item 2(d).        Title of Class of Securities:

                  Common Stock, no par value per share, of the Company ("Common Stock")

Item 2(e).        CUSIP Number:

                  021373105

Item 3. If this Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the persons filing are:

                  (a) [ ] Broker or dealer registered under Section 15 of
                          the Exchange Act;
                  (b) [ ] Bank as defined in Section 3 (a) (6) of the
                          Exchange Act;
                  (c) [ ] Insurance company as defined in Section 3 (a)
                          (19) of the Exchange Act;
                  (d) [ ] Investment company registered under Section 8 of
                          the Investment Company Act;
                  (e) [ ] An investment advisor in accordance with Rule
                          13d-1 (b) (1) (ii) (E);
                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1 (b) (1) (ii) (F);
                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1 (b) (1) (ii) (G);
                  (h) [ ] A savings association as defined in Section 3
                          (b) of the Federal Deposit Insurance Act;
                  (i) [ ] A church plan that is excluded from the
                          definition of an investment company under Section
                          (c) (14) of the Investment Company Act;
                  (j) [ ] Group, in accordance with Rule 13d-1 (b) (1)
                          (ii) (J);

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]

Item 4.   Ownership.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
          Item 1.

          (a)      Amount beneficially owned:

                   1,628,910 shares of Common Stock*

          (b)      Percent of class:

                   6.20%    (based on 24,633,791 shares of Common Stock
                             outstanding as of August 13, 2002, as reported in the Company's Amended Quarterly Report on Form 10-Q/A on October 15, 2002 for the fiscal quarter ended June 30, 2002.)

          (c)      Number of shares as to which such person has:

                   (i)    Sole power to vote or to direct the vote - 0

                   (ii)   Shared power to vote or direct the vote - 1,628,910*

                   (iii) Sole power to dispose or to direct the disposition of - 0

                   (iv) Shared power to dispose or to direct the disposition of - 1,628,910*

          * Includes 871,043 shares of Common Stock currently issuable to the Reporting Persons upon the exercise of certain warrants issued to them by the Company.


Item 5.   Ownership of Five Percent or Less of a Class.

          NOT APPLICABLE


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          NOT APPLICABLE


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          NOT APPLICABLE

Item 8.   Identification and Classification of Members of the Group.

          NOT APPLICABLE

Item 9.   Notice of Dissolution of Group.

          NOT APPLICABLE

Item 10. Certification.

                  By signing below, each of the undersigned certify that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose of effect.

                                   SIGNATURE



     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                October 18, 2002
                       -----------------------------------
                                     (Date)

                       CRANSHIRE CAPITAL, L.P.

                       By:      Downsview Capital, Inc.,
                                its General Partner

                       By:        /s/  Mitchell P. Kopin
                            -----------------------------------
                                 Mitchell P. Kopin, President

                       DOWNSVIEW CAPITAL, INC.

                       By:        /s/  Mitchell P. Kopin
                            -----------------------------------
                                Mitchell P. Kopin, President


                       MITCHELL P. KOPIN

                       /s/  Mitchell P. Kopin
                       -----------------------------------